Exhibit 99.1

For Immediate Release Contact: Gary J. Fuges, CFA ValueClick, Inc. 1.818.575.4677

VALUECLICK COMPLETES ACQUISITION OF DOTOMI

Company Repurchased 3.4 Million Shares since August 5
Board Increases Share Repurchase Program's Total Authorization to $100 Million

Westlake Village, CA - August 31, 2011 - ValueClick (Nasdaq: VCLK) announced today that it has closed its acquisition of Dotomi, the leading provider of data-driven, intelligent display media for major retailers. The Company also announced an update on its share repurchase program, including the repurchase of 3.4 million shares since August 5 and an increase in its total repurchase authorization to $100 million.

“We are thrilled to formally welcome Dotomi to ValueClick, as their expertise and scale complement our strengths in performance-based display and affiliate marketing,” said James Zarley, chief executive officer of ValueClick. “As illustrated by our recent share repurchase activity and our board's increased share repurchase authorization, we remain confident in our ability to gain market share as our Media division expands further into branding, mobile and video and capitalizes on cross-selling opportunities with our affiliate marketing advertisers. We are committed to offsetting the shares issued in the Dotomi transaction with continued share repurchase activity.”

Dotomi Acquisition Closed
ValueClick has acquired all of the outstanding equity interests in Dotomi for upfront consideration consisting of: (a) 7.1 million shares of ValueClick common stock; (b) the assumption of 0.5 million fully vested stock options; and (c) $148 million in cash (net of cash acquired). In addition, ValueClick has assumed 0.4 million shares of unvested restricted stock which will vest over a one year period and 0.5 million unvested stock options which will vest over a period ranging from one to three years.

A portion of the acquisition was funded by the Company's Amended and Restated Credit Agreement, as described in the Company's Form 8-K filed with the Securities and Exchange Commission on August 24. This credit agreement provides the Company with $200 million of total available credit with a five year term, including a senior secured revolving credit facility of $150 million and a $50 million term loan.

John Giuliani will continue to lead Dotomi and will report directly to ValueClick chief executive officer, James Zarley. Additionally, Mr. Giuliani has joined ValueClick's board of directors.

Dotomi's results of operations will be included in ValueClick's consolidated and Media segment results beginning on August 31, 2011. For the one month period ended September 30, 2011, ValueClick anticipates that Dotomi will contribute approximately $8.5 million in revenue. The acquisition is expected to add approximately $2 million in amortization expense and approximately $1 million in stock-based compensation expense to ValueClick's third quarter results. Dotomi was not included in the Company's third quarter 2011 guidance provided on August 2.

Share Repurchase Program Update
Today, ValueClick also provided an update on its share repurchase program. Since August 5, the Company has repurchased 3.4 million shares of its common stock for a total cost of $49.5 million. These repurchases represent over

44 percent of the shares issued upon closing of the Dotomi acquisition. Year to date, ValueClick has repurchased 6.0 million shares of its common stock for a total cost of $87.2 million.

Additionally, the Company announced that its board of directors has increased the share repurchase program authorization by $86 million, bringing the current share repurchase program authorization to $100 million. The Company intends to continue to use its share repurchase program to offset the shares issued in the Dotomi acquisition.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is one of the world's largest digital marketing companies. Through a unique combination of data, technology and services, ValueClick increases brand awareness and drives customer acquisition at scale for the world's largest advertisers, and maximizes advertising revenue for tens of thousands of online and mobile publishers. ValueClick's brands include Commission Junction, ValueClick Media, Dotomi, Greystripe, Mediaplex, Smarter.com, CouponMountain.com, Investopedia.com, and PriceRunner. The Company is based in Westlake Village, California, and has offices in major advertising markets worldwide. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the risk that market demand for on-line advertising in general, and performance based on-line advertising in particular, will not grow as rapidly as predicted, the risk that legislation and governmental regulation could negatively impact the Company's performance, the effects of the Dotomi acquisition on ValueClick's financial results, and the potential inability to successfully operate or integrate Dotomi's business, including the potential inability to retain customers, key employees or vendors. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: its annual report on Form 10-K filed on February 28, 2011; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K.

The Business Outlook contained in this release is based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release. Actual stock-based compensation may differ from these estimates based on the timing and amount of stock awards granted, the assumptions used in stock award valuation and other factors. Actual income tax expense may differ from these estimates based on tax planning, changes in tax accounting rules and laws, and other factors.

ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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